EXHIBIT 23.1

Independent Registered Public Accounting Firm's Consent

We consent to the incorporation by reference in the Registration Statements of Acme United Corporation on Form S-8 (File Nos. 333-183351, 333-176314, 333-168801, 333-161392, 333-145516, 333-126478, 333-70348, 333-70346, 333-84505, 333-84509, 333-84499, 333-26739, and 333-26737) of our report dated March 8, 2013, with respect to our audits of the consolidated financial statements of Acme United Corporation and Subsidiaries as of December 31, 2012 and 2011 and for the years then ended, which report is included in this Annual Report on Form 10-K of Acme United Corporation for the year ended December 31, 2012.

/s/ Marcum llp

Marcum llp
New Haven, Connecticut
March 8, 2013